     As filed with the Securities and Exchange Commission on June 5, 1997

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3

            REGISTRATION STATEMENT  UNDER THE SECURITIES ACT OF 1933

                               ----------------

                        PHYSICIANS RESOURCE GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                  76-0456864
  (State or other jurisdiction                    (I.R.S. Employer
of incorporation or organization)                Identification No.)

                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1540
                              Dallas, Texas 75240
                                (972) 982-8200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                EMMETT E. MOORE
                            Chief Executive Officer
                                5430 LBJ Freeway
                                   Suite 1540
                              Dallas, Texas 75240
                                 (972) 982-8200

                    (Name, address, including zip code, and
                     telephone number, including area code,
                             of agent for service)

                                ----------------
                                   Copies to:

          RICHARD J. D'AMICO                      JAMES S. RYAN, III
      PHYSICIANS RESOURCE GROUP, INC.          JACKSON & WALKER, L.L.P.
           5430 LBJ Freeway                        901 Main Street
             Suite 1540                              Suite 6000
          Dallas, Texas  75240                   Dallas, Texas 75202

                                ----------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                                                        PROPOSED
                                                                                                         MAXIMUM
   TITLE OF EACH                                                                PROPOSED MAXIMUM        AGGREGATE       AMOUNT OF
CLASS OF SECURITIES                                      AMOUNT TO BE            OFFERING PRICE         OFFERING       REGISTRATION
TO BE REGISTERED                                          REGISTERED                PER SHARE             PRICE             FEE
----------------------------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated Debentures due 2001          $125,000,000             100%(1)           $125,000,000(1)    $37,878.79
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, including associated          5,418,851                N/A                N/A            $ 1,475.50(4)
 Rights to purchase Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Total Registration Fee                                           ----               ----               ----            $39,354.29
====================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Includes (i) 5,000,000 shares of Common Stock initially issuable upon conversion of the Debentures being registered hereunder, and (ii) 418,851 shares of Common Stock being sold by certain stockholders of the Company.

(3) Plus such additional indeterminate number of shares as may become issuable upon conversion of the Debentures being registered hereunder by means of adjustment in the conversion price.

(4) Pursuant to Rule 457(i), there is no filing fee with respect to the shares of common stock issuable upon conversion of the Debentures because no additional consideration will be received in connection with the exercise of the conversion privilege. With respect to the 418,851 shares of common stock offered hereby that are not issuable upon conversion of the Debentures, pursuant to Rule 457(c), the registration fee has been calculated based upon a price of $11.625 per share, the average of the high and low prices reported on the NYSE on May 30, 1997.

                              ------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JUNE 5, 1997.

PROSPECTUS

                        PHYSICIANS RESOURCE GROUP, INC.

                $125,000,000 PRINCIPLE AMOUNT OF 6% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2001
                    (INTEREST PAYABLE JUNE 1 AND DECEMBER 1)

                        5,418,851 SHARES OF COMMON STOCK

     This prospectus relates to (i) $125,000,000 aggregate principle amount of 6% convertible subordinated debentures due 2001 (the "Debentures") of Physicians Resource Group, Inc., a Delaware corporation ("PRG" or the "Company"), (ii) 5,000,000 shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company, which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Conversion Shares"), and (iii) an additional 418,851 shares of Common Stock (the "Additional Shares") being sold by certain stockholders of the Company (the "Selling Stockholders"). The Conversion Shares and the Additional Shares are collectively referred to herein as the "Shares." The Debentures, the Conversion Shares and the Additional Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Debentures were acquired from the Company by Smith Barney Inc., Alex. Brown & Sons Incorporated, Dillon Read & Co., Inc., Salomon Brothers Inc and Volpe, Welty & Company (the "Initial Purchasers") in December 1996 in connection with a private offering. See "Description of Debentures." The Additional Shares were acquired from the Company in connection with certain acquisition transactions consummated by the Company.

     The Debentures are convertible into Common Stock of the Company at any time at or before maturity, unless previously redeemed, at a conversion price of $25.00 per share, subject to adjustment in certain events. The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol PRG. On May 30, 1997, the closing price of the Common Stock on the NYSE was $11.75 per share.

     The Debentures do not provide for a sinking fund. The Debentures are not redeemable by the Company prior to December 6, 1999. Thereafter, the Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Debentures --Certain Rights to Require Repurchase of Debentures."

     The Debentures are unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. As of March 31, 1997, Senior Indebtedness was approximately $20.5 million. The Indenture (as defined herein) does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures -- Subordination."

     The Debentures have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. For a description of certain income tax consequences to holders of the Debentures, see "Certain United States Federal Income Tax Consequences."

     The Initial Purchasers have advised the Company that they intend to make a market in the Debentures. The Initial Purchasers, however, are not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. No assurance can be given that any market for the Debentures will develop or be maintained.

     The Debentures and the Conversion Shares are being registered to permit public secondary trading of the Debentures and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and the expenses of counsel and other advisors to the holders of the Debentures or the underlying Common Stock) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.

     The Company will not receive any of the proceeds from the sales of the Debentures or the Shares by the Selling Securityholders. The Debentures and the Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Shares may be offered from time to time through ordinary brokerage transactions on the NYSE. See "Plan of Distribution." The Selling Securityholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Debentures or Shares as principals, any profits received by such broker-dealers on the resale of the Debentures or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                                ----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

               The date of this Prospectus is             , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago, Illinois (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604) and New York, New York (7 World Trade Center, 13th Floor, New York, New York 10007). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, shares of the Common Stock are traded on the NYSE, and such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act (the "Registration Statement"), omits certain of the information contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Copies of such Registration Statement are available from the Commission. Statements contained herein concerning the provisions of documents filed herewith as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company's principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1540, Dallas, Texas, and its telephone number at such address is (972) 982-8200.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof: (i) Current Report on Form 8-K dated February 14, 1996 (as amended on Form 8-K/A filed on April 12, 1996), (ii) Current Report on Form 8-K dated March 18, 1996,
(iii) Current Report on Form 8-K dated March 18, 1996, (iv) Current Report on Form 8-K dated April 18, 1996 (as amended on Form 8-K/A filed on May 10, 1996),
(v) Current Report on Form 8-K dated June 30, 1996 (as amended on Form 8-K/A filed on July 17, 1996), (vi) Current Report on Form 8-K dated August 13, 1996,
(vii) Current Report on Form 8-K dated August 30, 1996 (as amended on Form 8-K/A filed on September 24, 1996), (viii) Current Report on Form 8-K dated August 30, 1996, (ix) Current Report on Form 8-K dated October 7, 1996 (as amended on Form 8-K/A filed on October 30, 1996), (x) Current Report on Form 8-K dated October 9, 1996 (as amended on Form 8-K/A filed on October 30, 1996), (xi) Current Report on Form 8-K dated December 2, 1996, (xii) Annual Report on Form 10-K for the year ended December 31, 1996; (xiii) definitive proxy statement, dated April 22, 1997, relating to the Company's Annual Meeting of Stockholders held on May 21, 1997; (xiv) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (xv) Current Report on Form 8-K dated August 19, 1996, filed on April 1, 1997; (xvi) Registration Statement on Form 8-A, dated May 5, 1995, and (xvii) Registration Statement on Form 8-A dated April 18, 1996 (relating to rights to purchase PRG preferred stock).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein or in the Registration Statement by reference (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to the Company's principal office: Physicians Resource Group, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1540, Dallas, Texas 75240, (972) 982-8200.

                                  THE COMPANY

     PRG was formed to provide physician practice management services to ophthalmic and optometric practices and to develop integrated eye care networks. PRG was incorporated on November 2, 1993 and until June 1995 had not conducted any significant operations. On June 28, 1995, PRG consummated the initial public offering (the "IPO") of its Common Stock and simultaneously exchanged cash, shares of Common Stock and a note payable for certain assets and liabilities of, and entered into service agreements ("Service Agreements") with, ten ophthalmic and optometric practices (the "Founding Affiliated Practices"), located in Arizona, Arkansas, California, Nevada, Ohio, Tennessee and Texas (the "Reorganization").

     PRG is the leading provider of physician practice management services to ophthalmic and optometric practices and one of the nation's largest single-specialty physician practice management companies. PRG develops integrated eye care delivery systems through affiliations with locally prominent eye care practices in selected geographic markets across the United States. PRG acquires the operating assets of these practices (the "Affiliated Practices") and develops the practices into comprehensive eye care networks by providing management expertise, marketing, information systems, capital resources and ancillary services such as surgery centers and optical dispensaries. As of May 15, 1997, PRG provided management services to 160 practices with 431 ophthalmologists and 231 optometrists at 407 locations in 24 states, owned or operated 45 ambulatory (outpatient) surgery centers ("ASCs") and 178 optical dispensaries and owned or leased 24 excimer lasers. PRG's principal offices are located at Three Lincoln Centre, Suite 1540, 5430 LBJ Freeway, Dallas, Texas 75240 and its telephone number at that address is (972) 982-8200.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the factors listed below before purchasing the Debentures or Common Stock offered hereby. Prospective investors are cautioned that statements in this Prospectus (including the documents incorporated by reference herein) that are not descriptions of historical facts may be forward-looking statements. Such statements reflect management's current views, are based on many assumptions and are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed below.

LIMITED OPERATING HISTORY AND INTEGRATION OF OPERATIONS

     Prior to PRG's acquisition of the Founding Affiliated Practices in June 1995 pursuant to the Reorganization, PRG conducted no significant operations. Since its formation, PRG has grown principally through acquisitions, a substantial portion of which have been consummated since March 1996, and is pursuing an aggressive growth strategy. If PRG is to realize the anticipated benefits of acquisitions and any future acquisitions, the operations of these entities must be integrated and combined effectively. The process of integrating management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to the management of PRG. There can be no assurance that the integration process will be successful or that the anticipated benefits of its business combinations will be realized. The dedication of management resources to such integration may detract attention from the day-to-day operations of PRG. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate structures. There can be no assurance that there will not be substantial unanticipated costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Such efforts could materially reduce the earnings of PRG. PRG has incurred approximately $12,000,000 in connection with the acquisition of EyeCorp, Inc. ("EyeCorp") a privately held physician practice management company devoted solely to eye care, and certain other pooling of interests transactions. These transaction costs have been recognized as an expense by the Company during 1996. These amounts include legal, accounting, financial, advisory and other costs directly attributable to negotiating and closing these transactions and do not reflect integration costs. In addition, PRG has incurred approximately $5,761,000 in connection with various other 1996 acquisitions that were accounted for as purchases, all of which were capitalized and will be amortized in the future. There can be no assurance that PRG will not incur additional charges in subsequent periods to reflect costs associated with these transactions.

ACQUISITION STRATEGY AND LIMITATION ON GROWTH

     An integral part of PRG's business strategy is to increase its revenues, earnings and market share through the acquisition of the assets of eye care physician practice groups, management services organizations ("MSOs"), ASCs and related businesses and the entry into management services relationships with such groups. There can be no assurance that PRG will be able to acquire the assets of, or profitably provide management services to, additional eye care practices or successfully integrate such additional management services relationships. In addition, there can be no assurance that the assets of eye care practices acquired in the future, or the management services relationships entered into in the future, will be beneficial to the successful implementation of PRG's overall strategy, or that such assets and relationships will ultimately produce returns that justify their related investment or implementation by PRG.

     PRG's ability to expand is also dependent upon factors such as its ability to (i) identify attractive and willing candidates for acquisition, (ii) adapt or amend PRG's structure to comply with present or future state legal requirements affecting PRG's arrangements with physician practice groups, including state prohibitions on fee splitting, corporate practice of medicine and referrals to facilities in which physicians have a financial interest, (iii) obtain regulatory approval and certificates of need, where necessary, and comply with licensing requirements applicable to physicians and facilities operated, and services offered, by physicians and (iv) expand PRG's infrastructure and management to accommodate expansion. There can be no assurance that PRG will be able to achieve these objectives or its planned growth, that the assets of eye care practice groups will continue to be available for acquisition by PRG, or that the addition of such practice groups will be profitable.

     PRG's expansion strategy also requires substantial capital investment. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. PRG may finance future acquisitions by using shares of Common Stock, or debt convertible into shares of Common Stock, for all or a portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of the assets of their businesses, PRG may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If PRG does not have sufficient cash resources, its growth could be limited and its existing operations impaired, unless it is able to obtain additional capital through subsequent debt or equity financings.
There can be no assurance that PRG will be able to obtain such financing or that, if available, such financing will be on terms acceptable to PRG. The Company's credit facilities require, under certain circumstances, the consent of the Company's primary lender prior to the consummation of acquisitions, and there can be no assurance the Company's primary lender will grant its consent each time the solicitation of such consent is required. As a result, there can be no assurance that PRG will be able to continue to implement its acquisition strategy successfully.

RISKS RELATED TO INTANGIBLE ASSETS

     As a result of PRG's various acquisition transactions, intangible assets of approximately $372 million have been recorded on PRG's March 31, 1997 balance sheet as a result of purchase accounting. Using an amortization period ranging from seven to 40 years for intangibles, amortization expense relating to these intangibles will be approximately $11.5 million per year. Purchases of practices that result in the recognition of additional intangible assets would cause amortization expense to further increase. A substantial portion of the amortization generated by these intangible assets is not deductible for tax purposes.

     As practice asset acquisitions are made, PRG evaluates each acquisition considering the practice's market position, reputation, profitability, and geographical penetration, its position in the PRG provider network, the collective experience of its executives and employees, its relationships with its customers and affiliated physicians, the relationships between its affiliated physicians and their patients and the specific Service Agreements entered into with the Affiliated Practices. All of these factors contribute to the purchase price paid for the acquisition and to the intangible created in the purchase transaction. Generally, PRG management believes that these intangibles will have a life of indefinite length.

     At the time of or following each acquisition, PRG evaluates each acquisition and establishes an appropriate amortization period based on the underlying facts and circumstances. Subsequent to such initial evaluation, PRG periodically reevaluates such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the value of such intangible assets will be realized by PRG. Although at March 31, 1997, the net unamortized balance of intangible assets acquired and anticipated to be acquired was not considered to be impaired, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on the Company's results of operations.

GOVERNMENT REGULATION

     Various state and federal laws regulate the relationships between providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Social Security Act, which include the "anti-kickback" and "anti-referral" laws. The "anti-kickback" laws prohibit the offering, payment, solicitation or receipt of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. The "anti-referral" laws impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to the Affiliated Practices, could result in significant loss of reimbursement. A determination of liability under any such laws could have a material adverse effect on the Company's operations.

     Several states, including states in which some Affiliated Practices are located, have adopted laws similar to the "anti-kickback" and "anti-referral" laws that cover patients in private programs as well as government programs. The laws of many states also prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with material discretion. A determination of liability under any such laws could have a material adverse effect on PRG.

     Although PRG believes that its operations as described in this Prospectus are in substantial compliance with existing applicable laws, PRG's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that review of PRG's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of PRG or that the health care regulatory environment will not change so as to restrict PRG's existing operations or their expansion. In addition, the regulatory framework of certain jurisdictions may limit PRG's expansion into, or ability to continue operations within, such jurisdictions if PRG is unable to modify its operational structure to conform with such regulatory framework. Any limitation on PRG's ability to expand could have a material adverse effect on the Company's operations.

     In addition to extensive existing government health care regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. PRG believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect PRG.

REIMBURSEMENT; TRENDS AND COST CONTAINMENT

     PRG's revenues are derived principally from service fees paid to PRG by the Affiliated Practices. Since the amount of service fees payable to the Company is generally determined with reference to the revenues or earnings of the Affiliated Practices, any reduction in the revenues of Affiliated Practices could adversely affect the Company. A substantial portion of the revenues of the Affiliated Practices are derived from government sponsored health care programs (principally, the Medicare and Medicaid programs) or private third-party payors. The health care industry is experiencing a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. PRG believes that these trends will continue to result in a reduction from historical levels in per-patient revenue for such medical practices. Further reductions in payments to physicians or other changes in reimbursement for health care services would have an adverse effect on PRG's operations unless PRG is otherwise able to offset such payment reductions.

     Rates paid by private third-party payors are based on established physician, ASC and hospital charges and are generally higher than Medicare reimbursement rates. Any decrease in the relative number of patients covered by private insurance could have a material adverse effect on PRG's results of operations.

     The federal government has implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology for physician services. This methodology went into effect in 1992 and was implemented during a transition period in annual increments through December 31, 1995. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures historically provided by the Affiliated Practices. RBRVS-type of payment systems have also been adopted by certain private third-party payors and may become a predominant payment methodology. Widerspread implementation of such programs would reduce payments by private third-party payors and could indirectly reduce PRG's operating margins to the extent that costs of providing management services related to such procedures could not be proportionately reduced.

     There can be no assurance that any or all of these reduced revenues and operating margins could be offset by PRG through cost reductions, increased volume, introduction of new procedures or otherwise.

RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS

     As an increasing percentage of patients are coming under the control of managed care entities, PRG believes that its success will, in part, be dependent upon PRG's ability to negotiate, on behalf of the Affiliated Practices, contracts with health maintenance organizations ("HMOs"), employer groups and other private third-party payors pursuant to which services will be provided on a risk-sharing or capitated basis by some or all Affiliated Practices. Under some of such agreements, the healthcare provider accepts a pre-determined amount per patient per month in exchange for providing all necessary covered services to the patients covered under the agreement. Such contracts pass much of the financial risk of providing care, such as over-utilization, from the payor to the provider. Such contracts, in general, result in greater predictability of revenues, but greater unpredictability of expenses. There can be no assurance that PRG will be able to negotiate, on behalf of its Affiliated Practices, satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced, or in the worst case, the revenues derived from such contracts may be insufficient to cover the costs of the services provided. As a result, Affiliated Practices may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts. Any such reduction or elimination of earnings could have a material adverse affect on PRG's results of operations.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     As of May 1, 1997, PRG had outstanding approximately 30.0 million shares of Common Stock. Of such 30.0 million shares, (i) approximately 9.3 million shares were registered in connection with two underwritten public offerings (which included the sale of 1.5 million shares by certain selling stockholders); (ii) the issuance of approximately 8.6 million shares (excluding shares subsequently reacquired by the Company) was registered and such shares were issued in connection with acquisitions (with the resale of a portion of such shares contractually subject to the holding periods and volume limitations provided for under Rule 144 of the Securities Act (as in effect from time to time)); (iii) the issuance of approximately 1.5 million shares was not registered and such shares were issued in acquisitions or prior to PRG's initial public offering, but the resale of such shares has been registered (a portion of which shares has already been resold); and (iv) the issuance of approximately 10.0 million shares was not registered and such shares were issued in connection with acquisitions or prior to PRG's initial public offering, and the holders of substantial portions of such shares have certain registration rights.

     The Company estimates that approximately 6.9 million of such shares became eligible for sale under and in accordance with Rule 144, as currently in effect, promulgated under the Securities Act (subject to the volume and manner of sale restrictions of Rule 144) on April 29, 1997. As early as June 1997, approximately 5,000,000 shares become eligible for sale pursuant to the terms of certain stockholder agreements. In addition, as of January 1997, the Company registered approximately 10 million shares under the Securities Act for issuance in connection with future acquisitions.

                                       7
a

     In general, shares whose issuance has been registered are freely tradeable without restriction except to the extent held or acquired by affiliates of PRG and shares whose issuance has not been registered may be resold publicly only in future transactions registered under the Securities Act or in compliance with an exemption from registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     No prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market or the perception that such sales could occur could adversely affect prevailing market prices and the ability of PRG to raise equity capital in the future. See "Shares Eligible for Future Sale."

COMPETITION

     PRG experiences competitive pressures for the acquisition of the assets of, and the provision of management services to, additional practices and the acquisition of MSOs. PRG knows of several private practice management companies focused on eye care services. Several other practice management companies, both publicly and privately held, that have established operating histories and, in some instances, greater resources than PRG, are pursuing the acquisition of the assets of other general and specialty medical, including eye care practices and the management of such practices. Additionally, some hospitals, clinics, health care companies, HMOs and insurance companies engage in activities similar to the activities of these other practice management companies. There can be no assurance that PRG will be able to compete effectively with such competitors for the acquisition of, or affiliation with, eye care practices, that additional competitors will not enter the market, that such competition will not make it more difficult or expensive to acquire the assets of, and provide management services to, eye care practices on terms beneficial to PRG or that competitive pressures will not otherwise adversely affect the Company.

     Affiliated Practices compete with numerous local eye care service providers. PRG believes that changes in governmental and private reimbursement policies and other factors have resulted in increased competition among providers for the provision of medical services to consumers. There can be no assurance that the Affiliated Practices will be able to compete effectively in the markets that they serve. PRG believes that the cost, accessibility and quality of services provided are the principal factors that affect competition. There can be no assurance that the Affiliated Practices will be able to compete effectively in the markets that they serve, which inability to compete could adversely affect PRG.

     Further, the Affiliated Practices will compete with other providers for managed care contracts. PRG believes that trends toward managed care have resulted, and will continue to result, in increased competition for such contracts. Other practices and MSOs may have more experience than the Affiliated Practices and PRG in obtaining such contracts. There can be no assurance that PRG and the Affiliated Practices will be able to successfully acquire sufficient managed care contracts to compete effectively in the markets they serve, which inability to compete could adversely affect PRG.

POTENTIAL LIABILITY AND INSURANCE; LEGAL PROCEEDINGS

     The provision of medical services entails an inherent risk of professional malpractice and other similar claims. Generally, PRG only provides facilities and administrative services in connection with the provision of its management services to the Affiliated Practices; however, in states where the Company is permitted under applicable regulations, PRG directly contracts with physicians and optometrists for the provision of professional services. In all cases, PRG does not control or direct the practice of medicine by physicians and does not assume responsibility for compliance with certain regulatory and other requirements directly applicable to physicians and physician groups. There can be no assurance that claims, suits or complaints relating to services and products provided by Affiliated Practices will not be asserted against PRG in the future. Additionally, PRG owns and operates ASCs. A significant source of potential liability would be claims of negligence on the part of health care professionals under direct contract with the Company to provide professional services or employed by the Affiliated Practices or in connection with surgeries performed at the Company's ASCs and would be based on the Company's relationship with the Affiliated Practices or ASCs. The Company could also be held liable for negligence regardless of the relationship between the Company and the Affiliated Practices if the Company were deemed negligent in selecting or retaining health care professionals or otherwise in performing its management services or operating ASCs.

     PRG maintains insurance coverage that it believes is adequate both as to risks and amounts. Such insurance extends to professional liability claims that may be asserted against PRG directly or against employees of PRG that work on site at Affiliated Practice locations. In addition, pursuant to the Service Agreements, the Affiliated Practices (or PRG on behalf of the Affiliated Practices) are required to maintain professional liability insurance. Nevertheless, there can be no assurance that successful malpractice or other claims will not be asserted against the Affiliated Practices or PRG that exceed applicable policy limits, which could have a material adverse effect on PRG.

     PRG, in connection with the acquisition of the assets of certain of the Affiliated Practices, typically succeeds to some or all of the liabilities of the Affiliated Practices. Therefore, claims may be asserted against PRG for events that occurred prior to the acquisition of the assets of certain of the Affiliated Practices. PRG maintains insurance coverage related to those risks that it believes is adequate both as to risks and amounts, although no assurance can be provided that any successful claims will not exceed applicable policy limits.

     The availability and cost of professional liability insurance has been affected by various factors, many of which are beyond the control of PRG and the Affiliated Practices. There can be no assurance that liability insurance will be available to PRG in the future at acceptable costs or that the future cost of such insurance to PRG and the Affiliated Practices will not have an adverse effect on PRG's operations.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Restated Certificate of Incorporation, the Company's Bylaws and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of the Company and, consequently, limit the price that investors might be willing to pay in the future for shares of the Common Stock. These provisions include a classified Board of Directors, the inability to remove directors except for cause and the ability to issue, without further stockholder approval, shares of preferred stock with rights and privileges senior to the Common Stock. In addition, in April 1996 the Company adopted a stockholder rights plan, which can have a significant anti-takeover effect. The Company also is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. The Company's principal credit facilities require the Company to obtain the consent of the lender following a change in PRG's senior management personnel, and a "Change of Control" (as defined therein) constitutes an event of default under each of the credit facilities. In the event of a Change in Control (as defined in the Indenture), each holder of Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the Repurchase Date (as defined herein). See "Description of Debentures." These provisions of the Company's credit facilities and the Debentures could serve to impede or prevent a change of control or have a depressive effect on the price of the Common Stock.

LEVERAGE

     The Company's indebtedness is significant in relation to its stockholders' equity. As of March 31, 1997, such debt accounted for approximately 33% of the Company's total capitalization.

SUBORDINATION OF DEBENTURES

     The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of the Company. Senior Indebtedness includes all secured indebtedness of the Company, whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. At March 31, 1997, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabilities of the Company and its subsidiaries to which the Debentures are effectively subordinated was approximately $20.5 million. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full. In addition, holders of the Debentures are effectively subordinated to the claims of creditors of the Company's subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Debentures. See "Description of Debentures."

LIMITATIONS ON REPURCHASE UPON A REPURCHASE EVENT

     In the event of a Repurchase Event (as defined herein), which includes a Change in Control and a Termination of Trading (each as defined herein), each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the Repurchase Date (as defined herein). The Company's ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating (if any) of the Debentures nor would the requirement that the Company offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures."

ABSENCE OF PUBLIC MARKET

     There is no existing public market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or the price at which holders of the Debentures may be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that the Initial Purchasers intend to make a market in the Debentures; however, the Initial Purchasers are not obligated to do so, and any such market making activity may be terminated at any time without notice to the holders of the Debentures. See "Description of Debentures -- Registration Rights; Liquidated Damages." Prior to the resale thereof pursuant to this Prospectus, each of the Debentures was eligible for trading in Private Offerings, Resales and Trading through the PORTAL Market. Debentures sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Debentures on any securities exchange.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including variations in the Company's earnings results, changes in earnings estimates by securities analysts, publicity regarding the Company, its competitors, the physician practice management industry or the health care industry generally, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry in general or the physician practice management industry specifically, changes in the reimbursement practices or policies of third-party payors, sales of substantial amounts of Common Stock in the public market or the perception that such sales could occur and other factors. In addition, in recent years, the stock market and, in particular, the physician practice management segment and the health care industry, has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the shares of Common Stock.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Debentures or the shares of Common Stock offered hereby.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

   Year Ended December 31                 Three Months Ended March 31
----------------------------              ---------------------------
1993   1994   1995    1996                     1996         1997
----   ----   ----    ----                     ----         ----
7.19x  3.07x  1.57x   2.57x                    (A)          2.35x

-----------------
(A) Earnings were insufficient to cover fixed charges in the three month period ended March 31, 1996 by $5.162 million.

     The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes, minority interests and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the estimated interest component of rent expense.

                           DESCRIPTION OF DEBENTURES

     The Debentures are issued under an indenture dated as of December 11, 1996 (the "Indenture") between the Company and U.S. Trust Company of New York, N.A., as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

     The Debentures are unsecured obligations of the Company, equal to $125,000,000 in aggregate principal amount and mature on December 1, 2001. The Debentures bear interest at the rate per annum shown on the front cover of this Prospectus from the date of original issuance of Debentures pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1997, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding May 15 or November 15, as the case may be. Interest on the Debentures is paid on the basis of a 360-day year of 12 30-day months.

     Principal of, and premium, if any, and interest on, the Debentures is payable (i) in respect of Debentures held of record by the Depositary Trust Company, New York, New York ("DTC") or its nominee in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of Debentures held of record by holders other than DTC or its nominee at the office of the Trustee in New York, New York, and the Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York. In addition, with respect to Debentures held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Register for the Debentures on the Regular Record Date for such interest.

     The Debentures were issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or
(ii) to register the transfer of or exchange any Debenture selected for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part.

     All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Debenture that remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

     The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures."

CONVERSION RIGHTS

     The Debentures are convertible into Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $25.00 per share. The right to convert Debentures that have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date. See "Optional Redemption" below.

     The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company;
(iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds 12.5% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 12.5% of the Company's market capitalization at the date of consummation of such tender offer. No adjustment of the conversion price is required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made is carried forward and taken into account in any subsequent adjustment.

     In addition to the foregoing adjustments, the Company is permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. If any Debentures are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption), such Debentures when surrendered for conversion must be accompanied by payment in New York Clearing House Funds or other funds acceptable to the Company, of an amount equal to the interest thereon which the registered Holder on such Regular Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION

     The payment of the principal of and premium, if any, and interest on the Debentures is, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness.

If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Debentures. In the event of the acceleration of the Maturity of the Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, or interest on the Debentures and upon any such event the Holders shall be prohibited for a period of 180 days thereafter from making any bankruptcy filing with respect to the Company or, to the extent permitted by law, from filing suit to enforce their rights under the Indenture. No payments on account of principal of or premium, if any, or interest on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity or any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default and for a period of 180 days after any such occurrence the Holders shall be prohibited from making any bankruptcy filing with respect to the Company or, to the extent permitted by law, from filing suit to enforce their rights under the Indenture.

     Senior Indebtedness ("Senior Indebtedness") is defined in the Indenture as the principal of and premium, if any, and interest on (i) all secured indebtedness of the Company for money borrowed (including any secured indebtedness under the Company's Credit Facilities and any predecessor or successor thereto), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (a) is junior in right of payment to the Debentures or (b) ranks pari passu in right of payment with the Debentures, and (ii) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. For the purposes of this definition, "indebtedness for money borrowed" when used with respect to the Company means (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money (including without limitation fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.

     The Debentures are obligations exclusively of the Company. The operations of the Company are currently conducted principally through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.

     The Debentures will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the Holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     The Indenture does not limit or prohibit the incurrence of Senior Indebtedness or the incurrence of indebtedness, liabilities and commitments of the Company's subsidiaries. At March 31, 1997, the aggregate amount of Senior Indebtedness to which the Debentures are subordinated was approximately $20.5 million. The Company also expects to incur Senior Indebtedness from time to time in the future.

OPTIONAL REDEMPTION

     The Debentures will be redeemable, at the Company's option, in whole or from time to time in part, at any time on or after December 6, 1999, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date).

     If redeemed during the 12-month period beginning December 1, in the year indicated (December 6, in the case of 1999), the redemption price shall be:

                                        Redemption
             Year                          Price
            ------                      -----------
             1999......................   102.40%
             2000......................   101.20

     No sinking fund is provided for the Debentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as an entirety to the Company, unless (i) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (ii) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (iii) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Debentures and (iv) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES

     In the event of any Repurchase Event (as defined herein) occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date.

     Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

     A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control or a Termination of Trading (each as defined below).

     A "Change in Control" shall occur when (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (a) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (b) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

     The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions.
The Company's ability to pay cash to the Holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

     In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

     The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to the
Debentures: (i) default in the payment of principal of or any premium on any Debenture when due (even if such payment is prohibited by the subordination provisions of the Indenture); (ii) default in the payment of any interest on any Debenture when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (iii) failure to provide timely notice of a Repurchase Event as required by the Indenture; (iv) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (v) default in the performance of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (vi) default under one or more bonds, debentures, notes or other evidences of indebtedness for money borrowed by the Company or any subsidiary of the Company or under one or more mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default individually or in the aggregate shall constitute a failure to pay the principal of indebtedness in excess of $10 million when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $10 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (vii) certain events in bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company.

     If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures then outstanding may declare the principal of and premium, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of interest on, premium, if any, and principal of any Debentures) and certain other conditions are met, such declaration may, be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Debentures. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company, the aggregate principal amount of the Debentures shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (i) cause the Indenture to be qualified under the Trust Indenture Act; (ii) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (iii) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (iv) secure the Debentures; (v) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture, (vi) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; or (vii) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modifications or amendment may adversely affect the interest of Holders in any material respect.

SATISFACTION AND DISCHARGE

     The Company may discharge its obligations under the Indenture while Debentures remain Outstanding if (i) all Outstanding Debentures will become due and payable at their scheduled maturity within one year or (ii) all Outstanding Debentures are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Debentures on the date of their scheduled maturity or the scheduled date of redemption.

FORM

     Global Debenture, Book-Entry Form. Debentures are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof. Debentures sold by the Selling Securityholders pursuant to the Registration Statement of which this Prospectus forms a part will be represented by a global Debenture (the "Registered Global Debenture"), except as set forth below under "certificate Debentures." The Registered Global Debenture will be deposited with, or on behalf of, DTC and registered in the name of Cede &

Co. ("Cede") as DTC's nominee. Beneficial interests in the Registered Global Debenture will be exchangeable for definitive certificated Debentures only in accordance with the terms of the Indenture.

     Purchasers of the Debentures offered hereby may hold their interests in the Registered Global Debenture directly through DTC or indirectly through organizations that are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds.

     Persons who are not Participants may beneficially own interests in the Registered Global Debenture held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Registered Global Debenture, Cede for all purposes will be considered the sole holder of the Registered Global Debenture. Except as provided below, owners of beneficial interests in the Registered Global Debenture will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

     Payment of interest on and the redemption price of the Registered Global Debenture will be made to Cede, the nominee for DTC, as the registered owner of the Registered Global Debenture by wire transfer of immediately available funds on each interest payment date or the redemption date, as the case may be. Neither the Company, the Trustee nor any payment agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Registered Global Debenture or for maintaining, supervision or reviewing any records relating to such beneficial ownership interests.

     The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Registered Global Debenture, DTC's practice is to credit participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Registered Global Debenture as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Registered Global Debenture held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Registered Global Debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including, without limitation, the presentation of Debentures for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Registered Global Debenture are credited, and only in respect of the principal amount of the Debentures represented by the Registered Global Debenture as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, bank, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Registered Global Debenture among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive form in exchange for the Registered Global Debenture.

Certificated Debentures. Holders of Debentures may request that certificated Debentures be issued in lieu of, or in exchange for, Debentures represented by the Registered Global Debenture. Furthermore, certificated Debentures may be issued in exchange for Debentures represented by the Registered Global Debenture if no successor depositary is appointed by the Company as set forth above under "Global Debenture, Book-Entry Form."

PAYMENTS OF PRINCIPAL AND INTEREST

     The Indenture will require that payments in respect of the Debentures (including principal, premium, if any, and interest) held of record by DTC (including Debentures evidenced by the Global Debentures) be made in same day funds. Payments in respect of the Debentures held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Debentures.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the Registration Rights Agreement between the Company and the Initial Purchasers, the Company has filed with the Commission a registration statement (the "Shelf Registration Statement") on Form S-3, of which this Prospectus forms a part, to cover resales of Transfer Restricted Securities (as defined below) by the holders thereof who satisfied certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Notwithstanding the foregoing, the Company will be permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Shelf Registration Statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Debenture and any underlying share of Common Stock until the date on which such Debenture or underlying share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, the date on which such Debenture or underlying share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or the date on which such Debenture or share of Common Stock may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force).

     The Registration Rights Agreement provides that if the Shelf Registration Statement shall cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) which shall exceed 60 days in the aggregate in any of the one-year periods ending on the first, second and third anniversaries of the Closing Date (30 days in the case of the one year period ending on the first anniversary of the Closing Date), or which shall exceed 30 days in any calendar quarter within any of such one-year periods (each such event a "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities. The amount of liquidated damages payable during any period during which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount or $0.01 per week per share of Common Stock (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) constituting Transfer Restricted Securities for each 90-day period or part thereof until the applicable registration statement is filed and the applicable registration statement is declared effective, or the Shelf Registration Statement again becomes effective or usable, as the case may be, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Debentures or $0.05 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holders of Debentures by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

     The Company has agreed to use its best efforts to cause the Shelf Registration Statement to be effective for a period of three years from the effective date thereof or such shorter period that will terminate when each of the Transfer Restricted Securities covered by the Registration Statement ceases to be a Transfer Restricted Security.

     The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement.

GOVERNING LAW

     The Indenture and Debentures are, and shall be, governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

     The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

ABSENCE OF PUBLIC MARKET; TRANSFER RESTRICTIONS

     There is no existing public market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or at what price holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that they intend to make a market in the Debentures; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Debentures. Prior to the resale thereof pursuant to this Prospectus, each of the Debentures was eligible for trading in Private Offerings, Resales and Trading through the PORTAL Market. Debentures sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Debentures on any securities exchange.


                            SELLING SECURITYHOLDERS

     Set forth below are the names of each Selling Securityholder, the nature of any position, office, or other material relationship that the Selling Securityholder has had within the past three years with the Company or any of its predecessors or affiliates, the number of shares of Common Stock owned as of May 23, 1997, by each Selling Securityholder, the number of shares of Common Stock or principal amount of Debentures that may be offered and sold by such Selling Securityholder pursuant to this Prospectus and the number of shares of Common Stock and (if one percent or more) the percentage of Common Stock to be owned by each Selling Securityholder upon completion of the offering if all such shares and Debentures are sold. Any or all of the Debentures or shares of Common Stock listed below may be offered for sale by the Selling Securityholders from time to time.

                                                           Conversion
                      Principal Amount                       Shares            Percentage of
                       of Debentures       Percentage of   or Additional       Common Stock
                      Beneficially Owned   Debentures      Shares That May   Outstanding Prior
      Name             That May Be Sold    Outstanding        Be Sold           to Offering
      ----            -----------------    -----------     ---------------    ----------------
Bank of New York       2,000,000           12.6%             80,000                   *
Bankers Trust         13,540,000           10.8             541,600                 1.8%
 Company
Bear Sterns            2,250,000            1.8              90,000                   *
 Securties Corp.
Boston Safe &          9,630,000            7.7             385,200                 1.3
 Deposit Trust Co.
Chase Manhattan        6,500,000            5.2             260,000                   *
 Bank, N.A. (The)
Chase/Chemical         2,895,000            2.3             115,800                   *

                                                           Conversion
                      Principal Amount                       Shares            Percentage of
                       of Debentures       Percentage of   or Additional       Common Stock
                      Beneficially Owned   Debentures      Shares That May   Outstanding Prior
      Name             That May Be Sold    Outstanding        Be Sold           to Offering
      ----            -----------------    -----------     ---------------    ----------------
Chase/Salomon          8,935,000            7.1             357,400                 1.2
Custodial Trust        3,415,000            2.7             136,600                   *
 Company
Investors Bank &         300,000              *              12,000                   *
 Trust
Lehman Brothers,      11,450,000            9.2             455,000                 1.5
 Inc.
Merrill Lynch            250,000              *              10,000                   *
 Professional
Morgan Stanley &         500,000              *              20,000                   *
Co., Incorporated
Norwest Bank             350,000              *              14,000                   *
 Co.
Northern Trust Co.     2,395,000            1.9              95,800                   *
PNC Bank, N.A.            95,000              *               3,800                   *
Sanwa Bank of          1,295,000            1.0              51,800                   *
 California
Smith Barney Inc.      4,440,000            3.6             177,600                   *
SSB-Custodian         50,550,000           40.4           2,022,000                 6.3
The Fifth Third        2,500,000            2.0             100,000                   *
 Bank
Ell & Co.                310,000              *              12,400                   *
c/o The Northern
 Trust Co.
Hare & Co.               300,000              *              12,000                   *
c/o The Bank of
 New York
Mac & Co.                100,000              *               4,000                   *
c/o Mellon Bank
Mac & Co.                150,000              *               6,000                   *
c/o Mellon
 Securities Trust
 Co.
Salkeld & Co.            850,000              *              34,000                   *
c/o Bankers Trust
Company
Jeffrey B. Amoult,           ---            ---              31,916                   *
 M.D.
Michael A.                   ---            ---              29,948                   *
 Bloome, M.D.

                                                           Conversion
                      Principal Amount                       Shares            Percentage of
                       of Debentures       Percentage of   or Additional       Common Stock
                      Beneficially Owned   Debentures      Shares That May   Outstanding Prior
      Name             That May Be Sold    Outstanding        Be Sold           to Offering
      ----            -----------------    -----------     ---------------    ----------------
John D. Goosey,              ---            ---              30,157                   *
 M.D.
Jack T. Holladay,            ---            ---              23,875                   *
 M.D.
Richard L.                   ---            ---              48,293                   *
 Kimbrough, M.D.
Jeffrey D. Lanier,           ---            ---              25,466                   *
 M.D.
John M. Lim,                 ---            ---              22,660                   *
 M.D.
Marc N. Longo,               ---            ---               6,283                   *
 M.D.
Malcolm L.                   ---            ---              23,623                   *
 Mazow, M.D.
Kathryn H.                   ---            ---               9,759                   *
 Musgrove, M.D.
William H.                   ---            ---              30,827                   *
 Quayle, M.D.
Paul C.                      ---            ---              37,194                   *
 Salmonsen, M.D.
Marsha F.                    ---            ---               6,534                   *
 Soechting, M.D.
Robert H. Stewart,           ---            ---              59,351                   *
 M.D.
Robert B. Wilkins,           ---            ---              28,817                   *
 M.D.
Ron Burgener                 ---            ---               4,148                   *

/*/Less than 1%

                              PLAN OF DISTRIBUTION

     The Debentures and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to holders of the Debentures and the Shares) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.

     The Company will not receive any of the proceeds from the offering of Debentures and the Shares by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Debentures and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Debentures or shares of Common Stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Debentures or shares or Common Stock from whom they may act as agent.
The aggregate proceeds to the Selling Securityholders from the sale of the Debentures of shares or Common Stock offered by them hereby will be the purchase price of such Debentures or shares of Common Stock less discounts and commissions, if any.

     The Debentures and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

     The outstanding Common Stock is listed for trading on the NYSE and the Shares have been approved for listing on the NYSE. The Initial Purchasers have advised the Company that they are making and currently intend to continue making a market in the Debentures; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company does not intend to apply for listing of the Debentures on any securities exchange. Accordingly, no assurance can be given as to the development of liquidity of any trading market that may develop for the Debentures. See "Risk Factors -- Absence of Prior Market."

     In order to comply with the securities laws of certain states, if applicable, the Debentures and Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters any profit on the resale of the Debentures or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Debentures or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

     The Debentures were originally sold to Smith Barney Inc. Alex. Brown & Sons Incorporated, Dillon Read & Co., Inc., Salomon Brothers Inc and Volpe, Welty & Company, the Initial Purchasers, in December 1996 in a private placement. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers. The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

     The Company will use its best efforts to cause the Registration Statement to which this Prospectus relates to remain effective for a period of three years from the effective date thereof, or until the Shelf Registration Statement is no longer required for transfer of the Debentures or the underlying Common Stock. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Debentures and Shares by holders upon the happening of an event or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed, in which case the period of time during which the Company is required to maintain the effectiveness of the Shelf Registration Statement shall be extended. Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of May 1, 1997, PRG had outstanding approximately 30.0 million shares of Common Stock. Of such 30.0 million shares, (i) approximately 9.3 million shares were registered in connection with two underwritten public offerings (which included the sale of 1.5 million shares by certain selling stockholders; (ii) the issuance of approximately 8.6 million shares (excluding shares subsequently reacquired by the Company) was registered and such shares were issued in connection with acquisitions (with the resale of a portion of such shares contractually subject to the holding periods and volume limitations provided for under Rule 144 of the Securities Act (as in effect from time to time)); (iii) the issuance of approximately 1.5 million shares was not registered and such shares were issued in acquisitions or prior to PRG's initial public offering, but the resale of such shares has been registered (a portion of which shares has already been resold); and (iv) the issuance of approximately 10.0 million shares was not registered and such shares were issued in connection with acquisitions or prior to PRG's initial public offering, and the holders of substantial portions of such shares have certain registration rights.

     The Company estimates that approximately 6.9 million of such shares became eligible for sale under and in accordance with Rule 144, as currently in effect, promulgated under the Securities Act (subject to the volume and manner of sale restrictions of Rule 144) on April 29, 1997. As early as June 1997, approximately 5,000,000 shares became eligible for sale pursuant to the terms of certain stockholder agreements. In addition, as of January 1997, the Company registered approximately 10 million shares under the Securities Act for issuance in connection with future acquisitions.

     In general, shares whose issuance has been registered are freely tradeable without restriction except to the extent held or acquired by affiliates of PRG and shares whose issuance has not been registered may be resold publicly only in future transactions registered under the Securities Act or in compliance with an exemption from registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     As of May 1, 1997, PRG had outstanding options to purchase up to approximately 3.4 million shares of Common Stock (and has reserved for issuance options to purchase approximately an additional 175,000 shares of Common Stock upon the designation of optionees by certain third-parties) under the Amended and Restated 1995 Stock Option Plan, the 1995 Health Care Professionals Stock Option Plan and the EyeCorp, Inc. 1995 Incentive and Non-Qualified Stock Option Plan, collectively. PRG has registered the shares issuable upon exercise of options granted under such option plans and such shares will be eligible for resale in the public market upon exercise. PRG also has reserved for issuance 1,000,000 shares of Common Stock under its Employee Stock Purchase Plan, none of which have been issued. PRG has registered the shares issuable under such plan and such shares will be eligible for resale in the public market upon issuance. Additionally, PRG has a warrant outstanding for the purchase of 40,000 shares of Common Stock at $13.00 per share. Upon issuance and satisfaction of the applicable holding period, such shares will be eligible for resale subject to the volume and certain other limitations of Rule 144 promulgated under the Securities Act.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from PRG or any affiliate of PRG, the acquiror or subsequent holder thereof may sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about PRG. If two years have elapsed since the later of the date of acquisition of restricted shares of Common Stock from PRG or any affiliate of PRG and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of PRG at any time during the 90 days preceding a sale, such person will be entitled to sell such shares under Rule 144(k) without regard to the limitations described above. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The Commission has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The SEC has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and the volume limitations referred to above.

     Prior to the IPO there had been no market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summarizes certain income tax considerations relevant to holders of the Debentures. The summary is based on current provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations thereunder, administrative rulings and court decisions, all of which are subject to change (possibly retroactively).

The summary does not address state, local, or foreign tax consequences, nor does it discuss federal income tax consequences to categories of purchasers subject to special rules, such as tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities or persons who hold the Debentures or Common Stock in connection with a straddle. The summary assumes that the holders will hold the Debentures, or the shares of Common Stock received upon conversion of the Debentures, for investment purposes only. The Company does not intend to request a ruling from the Internal Revenue Service (the "IRS") regarding any of the federal income tax matters discussed in this summary. Accordingly, before making an investment decision, prospective purchasers are urged to consult their own tax advisors as to the federal income and other tax consequences of the purchase, ownership and disposition of the Debentures, including the conversion of Debentures into Common Stock.

     For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a U.S. Holder. The term "U.S. Holder" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof, or an estate or trust, the income of which is includible in income for United States income tax purposes regardless of its source.

OWNERSHIP OF THE DEBENTURES BY U.S. HOLDERS

     Interest on Debentures. The stated interest on a Debenture will be taxable to a holder as ordinary income at the time interest is paid or accrued in accordance with the holder's method of accounting for federal income tax purposes. The Company expects that the Debentures will not be issued with original issue discount ("OID") within the meaning of the Code.

     Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Debentures if the conversion price or conversion ratio of the Debentures is adjusted to reflect such corporate transaction. The deemed distributions to the holders of the Debentures may be taxable as a dividend to the extent of the Company's earnings and profits, a return of capital or capital gain. See "Dividends on Shares of Common Stock" below.

     Sale or Exchange of Debentures or Shares of Common Stock. A holder of Debentures will generally recognize gain or loss on the sale, redemption, retirement or other disposition of the Debentures. The gain or loss will generally be equal to the difference between (i) the amount of cash and the fair market value of any other property received by the holder (excluding any amount that represents accrued interest, which will be taxable as such) and (ii) the holder's adjusted tax basis in the Debentures. Generally, a holder's adjusted tax basis in the Debentures will equal (i) the holder's cost of the Debentures, plus (ii) the amount of market discount taken into income, if any, less (iii) the amount of bond premium amortized by the holder, if any. A holder of Common Stock will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of the Common Stock. The gain or loss will generally be equal to the difference between (i) the amount of cash and the fair market value of any other property received by the Common Stockholder and (ii) the holder's adjusted tax basis in the Common Stock. Subject to the market discount rules discussed below, gain or loss recognized by a holder will generally be long-term capital gain or loss if the Debentures or Common Stock are held as capital assets for a period in excess of one year.

     Conversion of Debentures. A holder of Debentures will not recognize gain or loss upon the conversion of the Debentures into shares of Common Stock of the Company. The holder's adjusted tax basis in the shares of Common Stock will be equal to the holder's adjusted tax basis in the Debentures at the time of the conversion, less any portion allocable to cash received in lieu of a fractional share. Generally, the holding period of the shares of Common Stock received by the holder upon conversion of Debentures includes the period of time the Debentures were held prior to the conversion by the holder.

     Cash received in lieu of a fractional share of Common Stock may be treated as a payment in exchange for such fractional share rather than as a dividend. Generally, gain or loss recognized on the receipt of cash paid in lieu of such fractional shares will equal the difference between the amount of cash received and the holder's adjusted tax basis allocable to the fractional shares.

     Market Discount. If a Debenture is acquired by a subsequent purchaser at a "market discount", some or all of the gain realized upon a disposition or payment upon the Debenture's maturity may be treated as ordinary income.
Subject to a de minimus exception, "market discount" with respect to a Debenture will be equal to the excess of (i) the stated redemption price at maturity of the Debenture over (ii) the holder's tax basis in the

Debenture immediately after acquisition. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if the holder so elects, on a constant interest method. Upon any subsequent disposition of the Debenture (other than in connection with certain nonrecognition transactions, e.g., the conversion to Common Stock), the lesser of (i) gain on the disposition or (ii) the market discount that accrued while the Debenture was held by the subsequent holder will be treated as ordinary interest income at the time of the disposition. A holder may elect to include market discount in income currently in lieu of including accrued market discount in income at the time of disposition. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently. If a holder acquires a Debenture at a market discount and receives Common Stock upon conversion of the Debenture, the amount of accrued market discount with respect to the converted Debenture through the date of conversion will be treated as ordinary income upon the disposition of the Common Stock.

     Amortizable Bond Premium. If a subsequent purchaser of a Debenture purchases it at a cost that is in excess of the amount payable on maturity, the excess cost may be treated as "amortizable bond premium" that is allocated among the interest payments on the Debenture using a constant interest rate method over the Debenture's remaining term. The amount allocated to each interest payment would be applied against and offset a portion of the income from such interest payment, with a corresponding reduction in the holder's basis. The interest offset would be available only if an election under Section 171 of the Code is made or is in effect and if the acquired Debenture is held as a capital asset. The election would apply to all debt instruments held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. However, Proposed Treasury regulations under Section 171 of the Code provide that the present value of the conversion feature of the Debenture must be subtracted from the cost of the Debenture in determining the amount of any amortizable bond premium.

     Dividends on Shares of Common Stock. Distributions on shares of Common Stock will constitute dividends for federal income tax purposes to the extent of current or accumulated earnings and profits of the Company. To the extent that a holder receives a distribution on Common Stock that would otherwise constitute a dividend but exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's adjusted tax basis in the Common Stock. Any distribution in excess of the holder's adjusted tax basis in the Common Stock will be treated as capital gain. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

OWNERSHIP OF THE DEBENTURES BY NON-U.S. HOLDERS

     Interest on Debentures. Generally, interest paid on the Debentures to a Non-U.S. Holder will not be subject to federal income tax if: (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (iii) the beneficial owner, under penalty of perjury, certifies that the owner is not a U.S. Holder and provides the owner's name and address. If certain requirements are satisfied, the certification described in paragraph (iii) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Debentures would be deemed to own the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules will be subject to federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the federal income tax on net income that applies to U.S. Holders generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

     Sales or Exchanges of Debentures or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to federal income tax on gain recognized upon the sale or other disposition of Debentures or Common Stock received upon conversion thereof unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present. If the Company is a "United States real property holding corporation," a Non-U.S. Holder may be subject to federal income tax with respect to gain on such disposition as if it were effectively connected with a United States trade or business and the amount realized will be subject to withholding at the rate of 10%. The amount withheld pursuant to these rules will be creditable against such Non-U.S. Holder's federal income tax liability and may entitle the Non-U.S. Holder to a refund upon furnishing the required information to the IRS. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

     Conversion of Debentures. A Non-U.S. Holder generally will not be subject to federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the foregoing rules with respect to the sale or exchange of a Debenture or Common Stock.

     Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non U.S. Holder will be subject to federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the federal income tax on net income that applies to U.S. Holders generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds from the sale or other disposition of the Debentures or shares of Common Stock made by the Company with respect to certain non-corporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under a penalty of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax, upon furnishing the required information.

     Non-U.S. Holders. Generally, information reporting and backup withholding of federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. Holder or if the Company or its paying agent has actual knowledge that the payee is a U.S. Holder. The 31% backup withholding tax generally will not apply to dividends paid to Non-U.S. Holders outside the United States that are subject to 30% withholding discussed above or that are subject to a tax treaty that reduces such withholding.

     The payment of the proceeds on the disposition of Debentures or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding, unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Debentures or shares of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for federal income tax purposes or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Debentures and the validity of the Shares offered hereby will be passed upon for PRG by Jackson & Walker, L.L.P., Dallas, Texas.

                                    EXPERTS

     The financial statements of Physicians Resource Group, Inc. and Subsidiaries as of December 31, 1996 and for the three year period then ended, incorporated by reference in this Prospectus, have been audited by Arthur

Andersen LLP, independent public accountants, as set forth in their report. In this report, that firm states that with respect to EyeCorp, its opinion is based on the report of other independent public accountants, namely Coopers & Lybrand LLP. The financial statements referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

     The financial statements as of December 31, 1994 and for the year then ended of Physicians Resource Group, Inc.-- Selected Acquisition Practices; as of December 31, 1994 and 1995 and for the two years then ended of Barnet Dulaney Eye Center; as of December 31, 1995 and for the year then ended of Physicians Resource Group, Inc.-- Certain Acquisition Practices; as of December 31, 1994 and 1995 and for the two years then ended of Central Florida Eye Associates, P.A. and affiliates; as of December 31, 1995 and for the year then ended of South Texas Retina Consultants, P.A. and affiliates; as of December 31, 1995 and for the year then ended of The Edward Yavitz Eye Center, Ltd.; as of December 31, 1995 and for the year then ended of Key Whitman/Milauskas; as of December 31, 1994 and 1995 and for the two years then ended of Cincinnati Eye Institute, Inc.; as of December 31, 1995 and for the year then ended of Gregory L. Henderson, M.D., P.A.; as of December 31, 1995 and for the year then ended of Tampa Eye Clinic, P.A.; as of December 31, 1995 and for the year then ended of The Eye Institute of West Florida, P.A. and Douglas G. Johnson, O.D., P.A.; as of December 31, 1995 and for the year then ended of Melbourne Eye Associates of Brevard, Inc. and Melbourne Eye Associates, P.A.; as of December 31, 1995 and for the year ended of Frederick A. Hauber, M.D., P.A. and Health Dynamics Specialties, Inc.; as of December 31, 1995 and for the year then ended of Ophthalmological Associates, Ltd.; as of December 31, 1995 and for the year then ended of Stuart J. Kaufman, M.D., P.A.; as of December 31, 1995 and for the year then ended of Physicians Resource Group, Inc.-- Sundry Acquisition Practices;
as of December 31, 1996 and for the year then ended of West Suburban Eye Associates, Ltd.; as of December 31, 1996 and for the year then ended of Eye Associates, S.C. and Excimer Laser Associates Ltd., incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

     The financial statements of Houston Eye Associates as of December 31, 1994 and 1995 and for the two years then ended, incorporated by reference in this Prospectus, have been audited by Wallingford, McDonald, Fox & Co., P.C., independent public accountants as stated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of EquiVision, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in Physicians Resource Group, Inc.'s Current Report on Form 8-K/A dated October 7, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of American Ophthalmic, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in Physicians Resource Group, Inc.'s Current Report on Form 8-K/A dated October 7, 1996, as amended on October 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy andy of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implications that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since that date.


                                -------------


                               TABLE OF CONTENTS
                                                                      Page
                                                                      ----


Available Information................................................   3
Incorporation of Certain Documents by Reference......................   3
The Company..........................................................   4
Risk Factors.........................................................   4
Use of Proceeds......................................................  10
Ratio of Earnings to Fixed Charges...................................  10
Description of Debentures............................................  11
Selling Securityholders..............................................  19
Plan of Distribution.................................................  21
Shares Eligible for Future Sale......................................  22
Certain United States Federal Income Tax Consequences................  23
Legal Matters........................................................  26
Experts..............................................................  26


                          PHYSICIANS RESOURCE GROUP,
                                     INC.


                                  PROSPECTUS

                                    , 1997


================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
               -------------------------------------------


     The following table itemizes the expenses incurred by the Company in connection with the offering. All amounts are estimated except for the Registration Fee.



          Registration Fees................  $ 39,354.29

          NYSE Listing Fee.................    20,125.00

          Accounting Fees and Expenses.....    30,000.00

          Legal Fees and Expenses..........    30,000.00

          Printing and Engraving Expenses..    30,000.00

          Miscellaneous....................    10,520.71
                                             -----------

          Total............................  $160.000.00
                                             ===========


    ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
              -----------------------------------------


    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.


    Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


    Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.


    Section 145(d) of the DGCL states that any indemnification under subsections
(a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.


    Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145.
Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.


    Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.


    Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.


    Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.


    Reference is made to Article Ten of the Registrant's Second Restated Certificate of Incorporation, which provides for indemnification of directors and officers.


    Reference is made to the Registrant's Third Amended and Restated Bylaws, which provide for indemnification of directors and officers.


    In addition, the Registrant has entered into Indemnity Agreements with certain of its directors and executive officers.


    The Registrant has procured insurance that purports (i) to insure it against certain costs of indemnification that may be incurred by it pursuant to the provisions referred to above or otherwise and (ii) to insure the directors and officers of the Registrant against certain liabilities incurred by them in the discharge of their functions as directors and officers except for liabilities arising from their own malfeasance.

    ITEM 16.  EXHIBITS.
              --------


    The following is a list of all exhibits filed as a part of this Registration Statement on Form S--3, including those incorporated herein by reference.


Exhibit
Number    Description of Exhibit
------    ----------------------

 4.1 -- Second Restated Certificate of Incorporation of Physicians Resource Group, Inc.(10)

 4.2 -- Certificate of Designations, Preferences, Rights and Limitations of Class A Preferred Stock of Physicians Resource Group, Inc.(1)

 4.3  --  Third Amended and Restated Bylaws of Physicians Resource Group,
          Inc.(5)

 4.4  --  Form of Warrant Certificate.(1)

 4.5 -- Form of certificate evidencing ownership of common stock of Physicians Resource Group, Inc.(1)

 4.6 -- Rights Agreement dated as of April 19, 1996 between Physicians Resource Group, Inc. and Chemical Mellon Shareholder Services.(9)

 5.1  --  Opinion of Jackson & Walker, L.L.P.(16)

10.1 -- Physicians Resource Group, Inc. Amended and Restated 1995 Stock Option Plan.(5)(7)

10.2 -- Physicians Resource Group, Inc. 1995 Health Care Professionals Stock Option Plan.(1)

10.3 -- Employment Agreement between Physicians Resource Group, Inc. and Gregory L. Solomon.(1)(7)

10.4 -- Employment Agreement between Physicians Resource Group, Inc. and Emmett E. Moore.(1)(7)

10.5 -- Employment Agreement between Physicians Resource Group, Inc. and Richard M. Owen.(1)(7)

10.6  --  Form of Indemnification Agreement for certain Directors.(1)

10.7 -- Form of Service Agreement by and between Physicians Resource Group, Inc., Physicians Resource Group Subsidiary, Inc. and TPZ, Inc. d/b/a/ Eye Care of Medina, Inc.(1)

10.8 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and The Eye Clinic of Texas.(1)

10.9 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and David M. Schneider, M.D., Inc.(1)

10.10 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and Texas Eye Institute Assoc.(1)

10.11 -- Form of Service Agreement by and between Physicians Resource Group Subsidiary, Inc., its wholly-owned subsidiary and McDonald Eye Associates, P.A.(1)

10.12 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and Michael A. Minadeo, M.D., P.A.(1)

10.13 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and Southern Nevada Eye Clinic, Inc., Kenneth C. Westfield, M.D., Ltd. and Nevada Institute of Ambulatory Surgery, Inc.(1)

10.14 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and Eye Clinic, P.C.(1)

10.15 -- Form of Service Agreement by and between Superior Eye Care, Inc. and Charles D. Fritch, M.D., Inc.(1)

10.16 -- Form of Service Agreement by and among Pacific Vision Services, Inc. and Loma Linda Ophthalmology Medical Group, Inc., Inland Eye Institute Medical Group, Inc. and T.E.S.C., Inc.(1)

10.17 -- First Amendment to Service Agreement by and among Physicians Resource Group, Inc., as successor by merger to Pacific Vision Services, Inc., Loma Linda Ophthalmology Medical Group, Inc., Inland Eye Institute Medical Group, Inc. and T.E.S.C., Inc. dated August 9, 1995.(4)

10.18 -- Subscription Agreement, dated March 31, 1995 between Notre Capital Ventures, Ltd. and Physicians Resource Group, Inc.(1)

10.19 --  Form of Registration Rights Agreement.(1)

10.20 --  Form of Registration Rights Agreement.(1)

10.21 --  Form of Registration Rights and Stockholders Agreement.(1)

10.22 -- Form of Registration Rights Agreement dated as of March 7, 1996, by and among Physicians Resource Group, Inc. and the former stockholders of EyeCorp, Inc.(5)

10.23 -- Form of Option Agreement between Physicians Resource Group, James A. Price, M.D., Ben F. House, M.D., Bruce E. Herron, M.D. and Mark R. Bateman, M.D.(1)

10.24 -- Separation and Mutual Release Agreement between Gregory Solomon and Physicians Resource Group.(6)(7)

10.25 -- Loan Agreement dated as of January 8, 1996 between PRG and NationsBank of Tennessee, N.A. ("NationsBank").(2)

10.26 -- Subordination Agreement dated as of December 28, 1995 by and among NationsBank, EyeCorp, Eyecare Resource, Inc., the EyePA, Inc. and PRG.(2)

10.27 -- Reimbursement Agreement dated as of December 28, 1995 between EyeCorp and PRG.(2)

10.28 -- Service Agreement dated as of February 23, 1994, by and between EyeCorp, Inc., the Vitreoretinal Foundation and David Meyer, M.D., John E. Linn, M.D., John D. Armstrong, M.D., John L. Elfervig, M.D. and Thomas A. Browning, M.D.(5)(8)

10.29 -- Amendment to Service Agreement, dated March 8, 1996, by and between the Vitreoretinal Foundation, David Meyer, M.D., John E. Linn, M.D., John D. Armstrong, M.D., John L. Elfervig, M.D. and Thomas A. Browning, M.D. and EyeCorp, Inc.(5)


10.30 -- Second Amendment to Service Agreement dated as of February 23, 1994, by and between EyeCorp, Inc., the Vitreoretinal Foundation and David Meyer, M.D., John E. Linn, M.D., John D. Armstrong, M.D., John L. Elfervig, M.D. and Thomas A. Browning, M.D.(5)


10.31 -- Loan and Security Agreement dated as of December 28, 1995 among EyeCorp, Inc., EyeCare Resource, Inc. The EyePA, Inc. and NationsBank of Tennessee, N.A.(5)


10.32 -- Form of Indenture, dated as of December 11, 1996, between Physicians Resource Group, Inc. and U.S. Trust Company of New York, N.A.(10)

10.33 -- Form of Registration Rights Agreement, dated as of December 6, 1996, between Physicians Resource Group, Inc., and Smith Barney, Inc., Alex Brown & Sons Incorporated, Soloman Brothers, Dillon Reed & Co., Inc. and Volpe Welty & Company.(10)

10.34 --  Form of Purchase Agreement dated as of December 6, 1996.(10)

10.35 -- Loan Agreement for $90,000,000 Revolving Credit Loan dated March 14, 1997, between Physician Resource Group, Inc. and NationsBank of Tennessee, N.A. Agent the Banks Signatory Hereto.(16)

10.36 --  Physicians Resource Group, Inc. Employee Stock Purchase Plan.(11)

10.37 -- Employment Agreement between Physicians Resource Group, Inc. and Mark Kingston.(7)

10.38 -- Employment Agreement between Physicians Resource Group, Inc. and Richard D'Amico.(7)

10.39 -- Employment Agreement between Physicians Resource Group, Inc. and Jonathan Bond.(7)

10.40 -- Employment Agreement between Physicians Resource Group, Inc. and Daniel Chambers.(7)

12.1 -- Statement regarding computation of ratio of earnings to fixed charges.(16)

21.1  --  Subsidiaries.(5)

23.1  --  Consent of Arthur Andersen LLP.(16)

23.2  --  Consent of Coopers & Lybrand.(16)

23.3  --  Consent of Wallingford, McDonald, Fox & Co., P.C.(16)

23.4  --  Consent of Ernst & Young LLP (Atlanta).(16)

23.5  --  Consent of Ernst & Young LLP (Orlando).(16)

24.1  --  Power of Attorney (contained on the signature page of this report).

25.1  --  Statement of eligibility of trustee.(16)
--------------

(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-91440) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-00230) and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated February 14, 1996 and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending June 30, 1995, and incorporated herein by reference.

(5) Previously filed as an exhibit to the Company's annual report on Form 10-K for the year ending December 31, 1995, and incorporated herein by reference.

(6) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending September 30, 1995, and incorporated by reference.

(7) Management contract or compensatory plan or arrangement, which is being identified as such pursuant to Item 14(a)3 of Form 10-K.

(8) Schedules and similar attachments to this Exhibit have not been filed herewith, but the nature of their contents is described in the body of this Exhibit. The Company agrees to furnish a copy of any such omitted schedules and attachments to the Commission upon request.

(9) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (no.333-3852) and incorporated herein by reference.

(10) Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (333-19185) and incorporated herein by reference.

(11) Previously filed as an exhibit to the Company's Registration Statement on Form S-8 (No. 333-15547) and incorporated herein by reference.

(12) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated October 7, 1996 and incorporated herein by reference.

(13) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated June 30, 1996, and incorporated herein by reference.

(14) Previously filed as an amendment to the Company's Current Report on Form 8-K dated August 30, 1996, and incorporated herein by reference.

(15) Previously filed as an amendment to the Company's Current Report on Form 8-K dated October 19, 1996, and incorporated herein by reference.

(16) Filed herewith.

    ITEM 17.  UNDERTAKINGS.
              ------------

    (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY


    Each person whose signature appears below authorizes Emmett E. Moore, Richard M. Owen and Richard J. D'Amico, and each of them, each of whom may act without joinder of the others, to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.


                                  SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 5th day of June, 1997.



                              PHYSICIANS RESOURCE GROUP, INC.





                              By:   /s/ Richard J. D'Amico
                                   ------------------------------------

                                   Name:   Richard J. D'Amico,
                                           Executive Vice President, Chief
                                           Administrative Officer and Secretary

                                  SIGNATURES



   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on June 5, 1997.


                    Signatures                         Title
                    ----------                         -----

            /s/ Emmett E. Moore             Chairman of the Board of
            ------------------------------  Directors and Chief Executive
            Emmett E. Moore                 Officer
                                            (Principal Executive Officer)

            /s/ Richard M. Owen             President and Director
            ------------------------------
            Richard M. Owen

                                            Senior Vice President and
            ------------------------------  Chief Accounting Officer
            David D. Real                   (Principal Financial Officer)

            /s/ Randall Simpson             Vice President, Controller and
            ------------------------------  Chief Accounting Officer
            Randall Simpson                 (Principal Accounting Officer)

            /s/ Alan C. Baum                Director
            ------------------------------
            Alan C. Baum, M.D.

            /s/ Lucius E. Burch, III        Director
            ------------------------------
            Lucius E. Burch, III

            /s/ Joe E. Ellis                Director
            ------------------------------
            Joe E. Ellis, O.D.

                                            Director
            ------------------------------
            Charles D. Fritch, M.D.

            /s/ Richard A. Gilleland        Director
            ------------------------------
            Richard A. Gilleland

            /s/ Bruce E. Herron             Director
            ------------------------------
            Bruce E. Herron, M.D.

            /s/ James E. McDonald           Director
            ------------------------------
            James E. McDonald, II, M.D.

                                            Director
            ------------------------------
            David Meyer, M.D.

            /s/ Joseph C. Noreika           Director
            ------------------------------
            Joseph C. Noreika, M.D.

            /s/ James W. Rayner             Director
            ------------------------------
            James W. Rayner, M.D.

            /s/ David M. Schneider          Director
            ------------------------------
            David M. Schneider, M.D.

            /s/ Paul M. Shimoff             Director
            ------------------------------
            Paul M. Shimoff

                                            Director
            ------------------------------
            Ronald L. Stanfa

            /s/ P. Harold Wallar            Director
            ------------------------------
            P. Harold Wallar, M.D.

            /s/ Kenneth C. Westfield        Director
            ------------------------------
            Kenneth C. Westfield, M.D.

                               INDEX TO EXHIBITS



Exhibit
Number    Description of Exhibit
------    ----------------------

 4.1 -- Second Restated Certificate of Incorporation of Physicians Resource Group, Inc.(10)

 4.2 -- Certificate of Designations, Preferences, Rights and Limitations of Class A Preferred Stock of Physicians Resource Group, Inc.(1)

 4.3  --  Third Amended and Restated Bylaws of Physicians Resource Group,
          Inc.(5)

 4.4  --  Form of Warrant Certificate.(1)

 4.5 -- Form of certificate evidencing ownership of common stock of Physicians Resource Group, Inc.(1)

 4.6 -- Rights Agreement dated as of April 19, 1996 between Physicians Resource Group, Inc. and Chemical Mellon Shareholder Services.(9)

 5.1  --  Opinion of Jackson & Walker, L.L.P.(16)

10.1 -- Physicians Resource Group, Inc. Amended and Restated 1995 Stock Option Plan.(5)(7)

10.2 -- Physicians Resource Group, Inc. 1995 Health Care Professionals Stock Option Plan.(1)

10.3 -- Employment Agreement between Physicians Resource Group, Inc. and Gregory L. Solomon.(1)(7)

10.4 -- Employment Agreement between Physicians Resource Group, Inc. and Emmett E. Moore.(1)(7)

10.5 -- Employment Agreement between Physicians Resource Group, Inc. and Richard M. Owen.(1)(7)

10.6  --  Form of Indemnification Agreement for certain Directors.(1)

10.7 -- Form of Service Agreement by and between Physicians Resource Group, Inc., Physicians Resource Group Subsidiary, Inc. and TPZ, Inc. d/b/a/ Eye Care of Medina, Inc.(1)

10.8 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and The Eye Clinic of Texas.(1)

10.9 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and David M. Schneider, M.D., Inc.(1)

10.10 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and Texas Eye Institute Assoc.(1)

10.11 -- Form of Service Agreement by and between Physicians Resource Group Subsidiary, Inc., its wholly-owned subsidiary and McDonald Eye Associates, P.A.(1)

10.12 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and Michael A. Minadeo, M.D., P.A.(1)

10.13 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and Southern Nevada Eye Clinic, Inc., Kenneth C. Westfield, M.D., Ltd. and Nevada Institute of Ambulatory Surgery, Inc.(1)

10.14 -- Form of Service Agreement by and between Physicians Resource Group, Inc., its wholly-owned subsidiary and Eye Clinic, P.C.(1)

10.15 -- Form of Service Agreement by and between Superior Eye Care, Inc. and Charles D. Fritch, M.D., Inc.(1)

10.16 -- Form of Service Agreement by and among Pacific Vision Services, Inc. and Loma Linda Ophthalmology Medical Group, Inc., Inland Eye Institute Medical Group, Inc. and T.E.S.C., Inc.(1)

10.17 -- First Amendment to Service Agreement by and among Physicians Resource Group, Inc., as successor by merger to Pacific Vision Services, Inc., Loma Linda Ophthalmology Medical Group, Inc., Inland Eye Institute Medical Group, Inc. and T.E.S.C., Inc. dated August 9, 1995.(4)

10.18 -- Subscription Agreement, dated March 31, 1995 between Notre Capital Ventures, Ltd. and Physicians Resource Group, Inc.(1)

10.19 --  Form of Registration Rights Agreement.(1)

10.20 --  Form of Registration Rights Agreement.(1)

10.21 --  Form of Registration Rights and Stockholders Agreement.(1)

10.22 -- Form of Registration Rights Agreement dated as of March 7, 1996, by and among Physicians Resource Group, Inc. and the former stockholders of EyeCorp, Inc.(5)

10.23 -- Form of Option Agreement between Physicians Resource Group, James A. Price, M.D., Ben F. House, M.D., Bruce E. Herron, M.D. and Mark R. Bateman, M.D.(1)

10.24 -- Separation and Mutual Release Agreement between Gregory Solomon and Physicians Resource Group.(6)(7)

10.25 -- Loan Agreement dated as of January 8, 1996 between PRG and NationsBank of Tennessee, N.A. ("NationsBank").(2)

10.26 -- Subordination Agreement dated as of December 28, 1995 by and among NationsBank, EyeCorp, Eyecare Resource, Inc., the EyePA, Inc. and PRG.(2)

10.27 -- Reimbursement Agreement dated as of December 28, 1995 between EyeCorp and PRG.(2)

10.28 -- Service Agreement dated as of February 23, 1994, by and between EyeCorp, Inc., the Vitreoretinal Foundation and David Meyer, M.D., John E. Linn, M.D., John D. Armstrong, M.D., John L. Elfervig, M.D. and Thomas A. Browning, M.D.(5)(8)

10.29 -- Amendment to Service Agreement, dated March 8, 1996, by and between the Vitreoretinal Foundation, David Meyer, M.D., John E. Linn, M.D., John D. Armstrong, M.D., John L. Elfervig, M.D. and Thomas A. Browning, M.D. and EyeCorp, Inc.(5)

10.30 -- Second Amendment to Service Agreement dated as of February 23, 1994, by and between EyeCorp, Inc., the Vitreoretinal Foundation and David Meyer, M.D., John E. Linn, M.D., John D. Armstrong, M.D., John L. Elfervig, M.D. and Thomas A. Browning, M.D.(5)

10.31 -- Loan and Security Agreement dated as of December 28, 1995 among EyeCorp, Inc., EyeCare Resource, Inc. The EyePA, Inc. and NationsBank of Tennessee, N.A.(5)

10.32 -- Form of Indenture, dated as of December 11, 1996, between Physicians Resource Group, Inc. and U.S. Trust Company of New York, N.A.(10)

10.33 -- Form of Registration Rights Agreement, dated as of December 6, 1996, between Physicians Resource Group, Inc., and Smith Barney, Inc., Alex Brown & Sons Incorporated, Soloman Brothers, Dillon Reed & Co., Inc. and Volpe Welty & Company.(10)

10.34 --  Form of Purchase Agreement dated as of December 6, 1996.(10)

10.35 -- Loan Agreement for $90,000,000 Revolving Credit Loan dated March 14, 1997, between Physician Resource Group, Inc. and NationsBank of Tennessee, N.A. Agent the Banks Signatory Hereto.(16)

10.36 --  Physicians Resource Group, Inc. Employee Stock Purchase Plan.(11)

10.37 -- Employment Agreement between Physicians Resource Group, Inc. and Mark Kingston.(7)

10.38 -- Employment Agreement between Physicians Resource Group, Inc. and Richard D'Amico.(7)

10.39 -- Employment Agreement between Physicians Resource Group, Inc. and Jonathan Bond.(7)

10.40 -- Employment Agreement between Physicians Resource Group, Inc. and Daniel Chambers.(7)

12.1 -- Statement regarding computation of ratio of earnings to fixed charges.(16)

21.1  --  Subsidiaries.(5)

23.1  --  Consent of Arthur Andersen LLP.(16)

23.2  --  Consent of Coopers & Lybrand.(16)

23.3  --  Consent of Wallingford, McDonald, Fox & Co., P.C.(16)

23.4  --  Consent of Ernst & Young LLP (Atlanta).(16)

23.5  --  Consent of Ernst & Young LLP (Orlando).(16)

24.1  --  Power of Attorney (contained on the signature page of this report).

25.1  --  Statement of eligibility of trustee.(16)
--------------
(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-91440) and incorporated herein by reference.
(2) Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-00230) and incorporated herein by reference.
(3) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated February 14, 1996 and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending June 30, 1995, and incorporated herein by reference.
(5) Previously filed as an exhibit to the Company's annual report on Form 10-K for the year ending December 31, 1995, and incorporated herein by reference.
(6) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending September 30, 1995, and incorporated by reference.
(7) Management contract or compensatory plan or arrangement, which is being identified as such pursuant to Item 14(a)3 of Form 10-K.
(8) Schedules and similar attachments to this Exhibit have not been filed herewith, but the nature of their contents is described in the body of this Exhibit. The Company agrees to furnish a copy of any such omitted schedules and attachments to the Commission upon request.
(9) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (no.333-3852) and incorporated herein by reference.
(10) Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (333-19185) and incorporated herein by reference.
(11) Previously filed as an exhibit to the Company's Registration Statement on Form S-8 (No. 333-15547) and incorporated herein by reference.
(12) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated October 7, 1996 and incorporated herein by reference.
(13) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated June 30, 1996, and incorporated herein by reference.
(14) Previously filed as an amendment to the Company's Current Report on Form 8-K dated August 30, 1996, and incorporated herein by reference.
(15) Previously filed as an amendment to the Company's Current Report on Form 8-K dated October 19, 1996, and incorporated herein by reference.
(16) Filed herewith.